EX-16.1

Jack Shama
1498 East 32nd Street
Brooklyn, NY 11234

Phone: (631) 318-0351
Email: goaliyah@hotmail.com

July 26, 2023

Office of the Chief Accountant
Securities and Exchange Commission
100F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

I have read the statements made by Clancy Corp. (the Company), which were provided to me and which I understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K, regarding my termination as their certifying accountant. I agree with the statements concerning my firm in such Current Report on Form 8-K. I have no basis to agree or disagree with other statements made under Item 4.01.

I hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/Jack Shama
Jack Shama, CPA